Exhibit (e)(3)

MUTUAL NON-DISCLOSURE AGREEMENT

This is a Mutual Non-Disclosure Agreement (this “Agreement”), effective as of the date stated below (the “Effective Date”), between Technology Research Corporation, a Florida corporation (the “Company”), and Coleman Cable, Inc., a Delaware corporation (the “Counterparty”).

Background

The Parties are considering a potential business transaction (the “Opportunity”), and are entering into this Agreement so that they can share confidential information pertinent to the Opportunity with confidence that the other Party will use such confidential information only to evaluate the Opportunity and will not disclose that confidential information, except in accordance with the terms of this Agreement. The Counterparty and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Operative Terms

The Parties agree as follows:

1. These terms have the following definitions in this Agreement:

“Confidential Information” means all information concerning or related to the business, operations, results of operations, assets and affairs of a Disclosing Party, including, but not limited to, financial and accounting information, budgets, projections, forecasts, business plans, operating methods, business strategies, product and service information, product plans, product specifications, product designs, processes, plans, drawings, concepts, research and development data and materials, systems, techniques, trade secrets, intellectual property, software programs and works of authorship, know-how, marketing and distribution plans, planning data, marketing strategies, price lists, market studies, employee lists, supplier lists, customer and prospect lists, and supplier and other customer information and data that the Disclosing Party or its Representatives discloses (or has, prior to the date of this Agreement, disclosed) to the Recipient or its Representatives in connection with the Opportunity, however documented or disclosed, together with any copies, extracts, analyses, compilations, studies or other documents prepared or received by the Recipient or its Representatives, which contain or otherwise reflect such information.

“Disclosing Party” means the Party furnishing Confidential Information.

“Opportunity” has the meaning set forth in the Background.

“Recipient” means the Party receiving Confidential Information.

“Representatives” means the officers, directors, employees, partners, members, managers, agents, advisors, subsidiaries, affiliates or representatives of a Party.

2. Each Party in its capacity as a Recipient agrees to use the Confidential Information provided by the other Party solely for the purpose of evaluating the Opportunity, and for no other purpose, and further agrees to keep confidential and not disclose to any third party any Confidential Information. Notwithstanding the foregoing, each Party may disclose such Confidential Information solely to those of its Representatives who (a) require such material for the purpose of evaluating the Opportunity on behalf of such Party, and (b) are informed by such Party of the confidential nature of the Confidential Information and the obligations of this Agreement and agree to abide by the terms hereof as if they were a Recipient hereunder. Each Party shall take all actions necessary to cause its Representatives and affiliates who receive Confidential Information to comply with the terms of this Agreement as if they were a Recipient. Each Party shall be responsible for any disclosure of Confidential Information by its Representatives other than in accordance with the terms of this Agreement. Each Party acknowledges the confidential and proprietary nature of the Confidential Information provided by the other Party and acknowledges and agrees that it is acquiring no rights whatsoever in or to such Confidential Information. For avoidance of doubt, if the Parties do not consummate a transaction with respect to the Opportunity and terminate discussions, neither Party nor its Representatives may use the Confidential Information of the other Party for any purpose whatsoever. Further, for avoidance of doubt, the Parties acknowledge that they may conduct competing businesses and nothing in this Agreement shall restrict or prohibit either Party from continuing to conduct its business and to compete with the other Party so long as such action does not violate the terms of this Agreement. The Counterparty acknowledges that the Confidential Information that may be disclosed by the Company or its Representatives may contain material, non-public information. The Counterparty acknowledges and understands that federal securities law may restrict the Counterparty from pledging, selling, hedging, contracting to sell, short-selling, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right, or warrant to purchase or otherwise hypothecating transferring for value, directly or indirectly, any securities of the Company while in possession of material non-public information regarding the Company.

3. Neither the Counterparty nor any current or future affiliate of the Counterparty, for a period ending on the earlier of (A) the date on which the Parties enter into a definitive agreement with respect to the Opportunity and (B) one year from the date of this Agreement (the “Standstill Term”), shall in any manner, directly or indirectly, without the prior written approval of the Company’s Board of Directors: (a) effect or participate in or in any way assist, facilitate, encourage or form, join or in any way participate in a “group” (as defined under the rules and regulations of the Securities and Exchange Commission) with any other person to effect or seek, offer or propose to effect or participate in (i) any acquisition of any voting securities (or beneficial ownership thereof), or rights or options to acquire any voting securities (or beneficial ownership thereof), or any assets or businesses of the Company, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of its subsidiaries or affiliates or the assets of the Company or its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates or (iv) any “solicitation” of “proxies” (as these terms are used in the rules and regulations of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; or (b) authorize any of their respective Representatives to, in any manner, directly or indirectly, take any of the actions set forth in (a) above. During the Standstill Term, the Counterparty shall use its best efforts to cause its and its current and future affiliates’ Representatives to not take, in any manner, directly or indirectly, without the prior written approval of the Company’s Board of Directors, any of the actions set forth in (a) above. Nothing in this Section 3 shall prohibit the Counterparty from making, at any time during the Standstill Term, confidential proposals to the Company’s management or board of directors relating to any of the matters set forth in clause (a) above. Notwithstanding anything to the contrary contained in this Agreement, if, at any time during the Standstill Term, (i) any Person (other than the Counterparty) or group of Persons (A) commences, or announces an intention to commence, a tender or exchange offer for at least 51% of any class of the Company’s securities, (B) commences, or announces an intention to commence, a proxy contest or a solicitation of consents with respect to the election of any director or directors of the Company, (C) acquires beneficial ownership of at least 15% of any class of the Company’s securities or (D) enters into, or announces an intention to enter into, an agreement with the Company contemplating the acquisition (by way of merger, tender offer or otherwise) of at least 15% of any class of the Company’s securities or all or a substantial portion of the assets of the Company or any of the Company’s subsidiaries, (ii) the Company commences negotiations with any Person (other than the Counterparty) or group of Persons with respect to any transaction of the type referred to in clause (i) above without entering into with such Person or group of Persons a mutual non-disclosure agreement having provisions no less restrictive than those set forth in this Agreement (and the Company shall promptly disclose such agreement to the Counterparty) or (iii) the Company releases any Person from restrictions similar to those set forth in this Section 3, then (in any of such cases) the restrictions set forth in this Section 3 shall immediately terminate and cease to be of any further force or effect.

4. Confidential Information does not include information that the Recipient demonstrates (a) is in the public domain through no fault of, or disclosure by, the Recipient or its Representatives, subsidiaries or affiliates, (b) was properly known to the Recipient, without restriction, prior to disclosure by the Disclosing Party, (c) was properly disclosed to the Recipient by another person, but only if such person is not bound by a confidentiality agreement with the Disclosing Party or is not otherwise restricted from providing such information by a contractual, legal or fiduciary duty. Additionally, notwithstanding any other provision of this Agreement, if the Recipient or any Representative of the Recipient is, at any time, legally compelled to disclose any Confidential Information, the Recipient will provide the Disclosing Party with prompt notice thereof so that the Disclosing Party may seek an appropriate protective order or other appropriate relief, or waive compliance with the provisions of this Agreement. In the absence of a protective order or a waiver from the Disclosing Party, the Recipient or its Representative may comply with such legal requirement by disclosing only such Confidential Information as is legally required.

5. Each Party acknowledges and agrees that neither Party nor any of its Representatives makes any representation or warranty (express or implied) as to the accuracy or completeness of the Confidential Information, except for those express representations and warranties that may be made and set forth in a definitive agreement regarding the Opportunity, if any, that is entered into between the Parties.

6. If either Party decides not to proceed with the Opportunity, the Parties will promptly return or destroy all Confidential Information received under this Agreement, and all copies, extracts and other objects or items in which such Confidential Information may be contained or embodied, and certify in writing that it has complied with this requirement.

7. Without the prior consent of the other Party, neither Party nor its Representatives will initiate contact with any employee of the other Party with respect to the Opportunity. Each Party agrees that, for a period of one year from the Effective Date of this Agreement, such Party will not, and will not permit any controlled Representative to whom it has provided any Confidential Information to, directly or indirectly, solicit for employment or hire any employee of the other Party with whom such Party has had contact or who became known to such Party in connection with consideration of the Opportunity; provided that the foregoing shall not prohibit general employment advertisements and other similar employment solicitations that are not targeted at employees of the other Party.

8. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information, or any other breach of this Agreement by such Party or any of its Representatives, and will cooperate with the other Party to help the other Party regain possession of the Confidential Information and prevent its unauthorized use or further disclosure.

9. Each Party acknowledges and agrees that this Agreement does not obligate the other Party to disclose any information, including any Confidential Information, negotiate, or enter into any agreement or relationship with the other Party, or accept any offer from the other Party. Each Party further acknowledges and agrees that (a) the other Party and its Representatives shall be free to conduct any process for any transaction involving the Opportunity, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement therewith without prior notice to the other Party or any other person), (b) any procedures relating to such process or transaction may be changed at any time without notice to the other Party or any other person, and (c) unless a definitive agreement is entered into among the Parties, neither Party shall have any claims whatsoever with respect to the Opportunity against the other Party or any third person with whom a transaction is entered into by the other Party. The Counterparty acknowledges that the Company may disclose that it is exploring strategic alternatives. Nothing in this Agreement shall be deemed to prohibit a Party from: (a) making a public announcement regarding the discussions (or the termination of such discussions) between the parties regarding the Opportunity, provided, however, that, to the extent practicable, a Party that intends to make such a public announcement shall discuss any such proposed announcement with the other Party prior to making such announcement; or (b) making any public announcement that may be required by applicable law, fiduciary duties or obligations pursuant to any listing agreement with a national securities exchange. The Parties acknowledge that any disclosures made by them before the Effective Date are not subject to the restrictions in this Agreement.

10. The terms of this Agreement will remain in effect with respect to any particular Confidential Information for a period of two years following the termination of discussion between the Parties. This Agreement shall terminate automatically if the Company has not given to the Counterparty any Confidential Information within ten days of the Effective Date of this Agreement.

11. Each Party acknowledges and agrees that any breach of this Agreement would cause irreparable harm to the other Party for which damages are not an adequate remedy, and that the other Party shall therefore be entitled (without the posting of a bond or other security) to equitable relief in addition to all other remedies available at law.

12. This Agreement is governed by the internal laws of the State of Delaware and may be modified or waived only in writing signed by the Party against which such modification or waiver is sought to be enforced. The Parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware in New Castle County, Delaware, for any actions, suits or proceedings arising out of or relating to this Agreement (and the Parties agree not to commence any action, suit or proceeding relating thereto, except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the other Party’s address set forth next to their signature hereto shall be effective service of process for any action, suit or proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the courts of the State of Delaware or the United States of America located in New Castle County, Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13. Neither the failure nor delay by any Party in exercising any right hereunder will operate as a waiver of such right, and no single or partial exercise of a right will preclude any other or further exercise of such right. The term “person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or governmental body. If any provision of this Agreement is found to be unenforceable, such provision will be limited or deleted to the minimum extent necessary so that the remaining terms remain in full force and effect. The prevailing Party or Parties in any dispute or legal action regarding the subject matter of this Agreement (as finally determined by a court of competent jurisdiction) shall be entitled to recover attorneys’ fees and costs.

14. This Agreement may be executed and delivered by facsimile or .pdf signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Counterpart Signatures Follow]

Accepted and Agreed as of Feb. 8, 2011 by:

“Counterparty”

COLEMAN CABLE, INC.

By:	/s/ G. Yetman
Name:	Gary Yetman
Title:	President and CEO

Counterparty’s Address:

1530 Shields Drive
Waukegan, Illinois 60085
Attention: G. Gary Yetman, President and Chief Executive Officer

“Company”

TECHNOLOGY RESEARCH CORPORATION

By:	/s/ Robert D. Woltil
Name:	Robert D. Woltil
Title:	VP Finance, CFO and Secretary

Company’s Address:

5250 140th Avenue North
Clearwater, Florida 33760
Attention: Owen Farren, President and Chief Executive Officer